Exhibit 99.1

Contact:
Christian Buss
Director of Investor Relations
Columbia Sportswear Company
(503) 985-4584
cbuss@columbia.com

COLUMBIA SPORTSWEAR COMPANY REPORTS FOURTH QUARTER, FULL YEAR 2017 FINANCIAL RESULTS AND 2018 FINANCIAL OUTLOOK

(All references to 2016 results are on a reported GAAP basis, unless otherwise noted)

Fourth Quarter 2017 Financial Summary

•	Record net sales of $776.0 million, an 8 percent increase compared to the fourth quarter of 2016.

•	Record gross margin of 47.9 percent, compared to 47.1 percent in the prior year.

•
Fourth quarter 2017 non-GAAP financial measures exclude Project CONNECT program expenses and discrete costs of approximately $6.3 million, $3.9 million net of tax, or $0.05 per diluted share, and Tax Cuts and Jobs Act (TCJA) related income tax expense of $95.6 million, or $1.36 per diluted share.

•	Record operating income of $109.4 million, and non-GAAP operating income of $115.6 million, compared to $100.4 million in the prior year quarter.

•	Operating margin of 14.1 percent, and non-GAAP operating margin of 14.9 percent, compared to 14.0 percent in the prior year quarter.

•	Net loss of $7.1 million, largely due to incremental income tax expense related to the TCJA, and non-GAAP net income of $92.5 million, compared to $84.7 million in the prior year quarter.

•
Loss per share of $0.10, largely due to incremental income tax expense related to the TCJA, and non-GAAP diluted earnings per share of $1.31, compared to diluted earnings per share of $1.20 in the prior year quarter.

•	The board of directors approved a 16 percent increase in the company's regular quarterly dividend to $0.22 per share.

Full Year 2017 Financial Summary

•	Record net sales of $2.47 billion, a 4 percent increase compared to full year 2016.

•	Record gross margin of 47.0 percent, compared to 46.7 percent in the prior year.

•
Full year 2017 non-GAAP financial measures exclude Project CONNECT program expenses and discrete costs of approximately $14.9 million, $9.4 million net of tax, or $0.13 per diluted share, and TCJA-related income tax expense of $95.6 million, or $1.36 per diluted share.

•	Record operating income of $263.0 million, and non-GAAP operating income of $277.8 million, compared to $256.5 million in the prior year.

•	Operating margin of 10.7 percent, and non-GAAP operating margin of 11.3 percent, compared to 10.8 percent in the prior year.

•	Net income of $105.1 million, and non-GAAP net income of $210.1 million, compared to $191.9 million in the prior year.

•	Diluted earnings per share of $1.49, and non-GAAP diluted earnings per share of $2.98, compared to diluted earnings per share of $2.72 in the prior year.

•	Record cash and short-term investment balances of $768.1 million at December 31, 2017.

•	Record operating cash flow of $341.1 million.

•	Consolidated inventory of $457.9 million at December 31, 2017, a decrease of $30.1 million, or 6 percent, compared to December 31, 2016.

•	Paid $50.9 million in dividends, and repurchased 665,095 shares for a total of $35.5 million.

Full Year 2018 Financial Outlook Summary

Full Year 2018 (U.S. Dollar)
	GAAP	Non-GAAP*
Net sales growth	5.5% to 7.5%	4.0% to 6.0%
Gross margin expansion	up to 140 bps	up to 60 bps
SG&A expense deleverage	170 bps to 190 bps	40 bps to 50 bps
Income from operations	$263 to $273 million	$290 to $300 million
Operating margin	10.1% to 10.3%	11.3% to 11.5%
Licensing Income	up to $13.5 million	up to $13.5 million
Effective income tax rate	approximately 22%**	approximately 22%**
Net income	$203 to $211 million	$224 to $231 million
Diluted earnings per share	$2.88 to $2.98	$3.17 to $3.27

* Full year 2018 non-GAAP financial measures exclude net sales of approximately $40 million, with an offsetting increase in selling, general and administrative (SG&A) expenses of approximately $40 million related to changes in revenue accounting standards, as well as Project CONNECT program expenses and discrete costs of approximately $27 million, $21 million net of tax, or $0.29 per diluted share.

** The full year 2018 financial outlook anticipates an estimated full-year effective income tax rate of approximately 22 percent, which may be affected by further refinement of our 2017 provisional TCJA estimates, as well as changes in our geographic mix of pre-tax income and other discrete events that may occur during the year.

PORTLAND, Ore. - February 8, 2018 - Columbia Sportswear Company (NASDAQ: COLM) today announced record fourth quarter net sales of $776.0 million for the quarter ended December 31, 2017, an 8 percent increase, compared with net sales of $717.4 million for the fourth quarter of 2016. Fourth quarter 2017 operating income was $109.4 million, and non-GAAP operating income was $115.6 million, compared to $100.4 million in the prior year. Operating margin was 14.1 percent, and non-GAAP operating margin was 14.9 percent, compared with 14.0 percent in the prior year. Fourth quarter 2017 net loss was $7.1 million, or $0.10 loss per share, and non-GAAP net income was $92.5 million, or diluted earnings per share of $1.31, compared with fourth quarter 2016 net income of $84.7 million, or diluted earnings per share of $1.20.

Full year 2017 net sales increased 4 percent, to a record $2.47 billion compared with $2.38 billion in 2016. Full year operating income was $263.0 million, and non-GAAP operating income was $277.8 million, compared with $256.5 million in the prior year. Operating margin was 10.7 percent and non-GAAP operating margin was 11.3 percent, compared with 10.8 percent in the prior year. Full year 2017 net income was $105.1 million, or $1.49 per diluted share, and non-GAAP net income was $210.1 million, or $2.98 per diluted share, compared with full year 2016 net income of $191.9 million, or $2.72 per diluted share.

President and Chief Executive Officer Tim Boyle commented, "We are pleased to report better than expected fourth quarter results, including continued growth in Europe, North America, and with our distributor partners around the world. In 2017, we reported record net sales, gross margin, and operating income."

"We are particularly encouraged by the strong results we achieved in Europe-direct in 2017, completing a third consecutive year of double-digit constant-currency net sales growth and continued improvement in operating margin.

A relentless focus also drove 2017 net sales growth in the United States, with expansion of direct-to-consumer (DTC) offsetting challenges in wholesale resulting from the effect of bankruptcies, liquidations and stores closures."

Boyle concluded, "We look forward to a year of continued revenue and earnings growth in 2018 as well as continued execution of our strategic priorities. Our 2018 outlook anticipates revenue growth of 5.5 percent to 7.5 percent, and non-GAAP revenue growth of 4 percent to 6 percent. We anticipate diluted earnings per share of $2.88 to $2.98, and non-GAAP diluted earnings per share of $3.17 to $3.27, driven by growth in the Columbia, SOREL, and prAna brands, and in all four of our geographic regions.

With record cash and short-term investment balances of $768.1 million exiting 2017, and no long-term debt, we have the flexibility to adapt our business as our major markets continue to evolve. It is from this position of strength that we are investing in our strategic priorities to:

•	drive brand awareness and sales growth through increased, focused demand creation investments;

•	enhance consumer experience and digital capabilities in all our channels and geographies;

•	expand and improve global DTC operations with supporting processes and systems; and

•	invest in our people and optimize our organization across our portfolio of brands."

Fourth Quarter 2017 Financial Results
(All comparisons are between fourth quarter 2017 and fourth quarter 2016, unless otherwise noted).

Net Sales

Consolidated fourth quarter net sales increased 8 percent to a record $776.0 million with growth in all regions.

Geographies (See "Geographical Net Sales" table below)

•
U.S. net sales increased 8 percent to $492.6 million, reflecting growth in DTC and benefits from a shift in the timing of shipments of Fall 2017 advance wholesale orders from the third quarter to the fourth quarter.

•
Latin America/Asia Pacific (LAAP) net sales increased 2 percent to $154.3 million (3 percent constant-currency), including net sales growth with LAAP distributors, in China, in Japan, and essentially flat net sales in Korea.

•	Europe/Middle East/Africa (EMEA) net sales increased 19 percent to $83.5 million (14 percent constant-currency), including an increase in net sales in Europe-direct and to EMEA distributors.

•	Canada net sales increased 14 percent to $45.6 million (9 percent constant-currency).

Brands (See "Brand Net Sales" table below)

•	Global Columbia brand net sales increased 9 percent to $602.4 million.

•	Global SOREL brand net sales increased 10 percent to $113.9 million (8 percent constant-currency).

•	Global prAna brand net sales increased 8 percent to $30.4 million.

•	Global Mountain Hardwear brand net sales decreased 9 percent to $28.4 million (10 percent constant-currency).

Product Categories (See "Categorical Net Sales" table below)

•	Global Apparel, Accessories & Equipment net sales increased 8 percent to $578.3 million (7 percent constant-currency).

•	Footwear net sales increased 9 percent to $197.7 million (8 percent constant-currency).

Profitability
Fourth quarter operating income increased 9 percent to $109.4 million, or 14.1 percent of net sales, compared to $100.4 million, or 14.0 percent of net sales for the same period in 2016.

Excluding $6.3 million in Project CONNECT program expenses and discrete costs, fourth quarter operating income increased 15 percent on a non-GAAP basis to $115.6 million, or 14.9 percent of net sales, compared to $100.4 million, or 14.0 percent of net sales for the same period in 2016.

Fourth quarter net income decreased 108 percent to a net loss of $7.1 million, or a loss per share of $0.10, compared to net income of $84.7 million, or $1.20 per diluted share for the same period in 2016.

Excluding Project CONNECT program expenses and discrete costs of approximately $6.3 million, $3.9 million net of tax, or $0.05 per diluted share, and TCJA-related income tax expense of $95.6 million, or $1.36 per diluted share, fourth quarter 2017 non-GAAP net income increased 9 percent to $92.5 million, or $1.31 per diluted share, compared to net income of $84.7 million, or $1.20 per diluted share in last year's fourth quarter.

Full Year 2017 Financial Results
(All comparisons are between fiscal 2017 and fiscal 2016, unless otherwise noted).

Net Sales

Consolidated 2017 net sales increased 4 percent to a record $2.47 billion, compared with 2016 net sales of $2.38 billion.

Geographies (See "Geographical Net Sales" table below)

•	U.S. net sales increased 1 percent to $1.52 billion, reflecting growth in DTC, partially offset by declines in wholesale.

•	LAAP net sales increased 5 percent to $475.1 million (6 percent constant-currency), reflecting net sales growth with LAAP distributors, in China, in Japan, and essentially flat net sales in Korea.

•	EMEA net sales increased 16 percent to $293.7 million (14 percent constant-currency), reflecting an increase in net sales in Europe-direct and to EMEA distributors.

•	Canada net sales increased 8 percent to $177.3 million (4 percent constant-currency).

Brands (See "Brand Net Sales" table below)

•	Global Columbia brand net sales increased 4 percent to $1.99 billion.

•	Global SOREL brand net sales increased 7 percent to $228.8 million (6 percent constant-currency).

•	Global prAna brand net sales increased 1 percent to $140.9 million.

•	Global Mountain Hardwear brand net sales declined 2 percent to $101.6 million (3 percent constant-currency).

Categories (See "Categorical Net Sales" table below)

•	Global Apparel, Accessories & Equipment net sales increased 3 percent to $1.93 billion.

•	Global Footwear net sales increased 5 percent to $538.1 million.

Profitability

Full year 2017 operating income increased 3 percent to $263.0 million, or 10.7 percent of net sales, compared with full year 2016 operating income of $256.5 million, or 10.8 percent of net sales.

Excluding $14.9 million in Project CONNECT program expenses and discrete costs, full year 2017 non-GAAP operating income increased 8 percent to $277.8 million, or 11.3 percent of net sales, compared with full year 2016 operating income of $256.5 million, or 10.8 percent of net sales.

Full year 2017 net income decreased 45 percent to $105.1 million, or $1.49 per diluted share. Full year 2016 net income totaled $191.9 million, or $2.72 per diluted share.

Excluding Project CONNECT program expenses and discrete costs of approximately $14.9 million, $9.4 million net of tax, or $0.13 per diluted share, and TCJA-related income tax expense of $95.6 million or $1.36 per diluted share, full year 2017 non-GAAP net income increased 9 percent to $210.1 million, or $2.98 per diluted share. Full year 2016 net income totaled $191.9 million, or $2.72 per diluted share.

Balance Sheet, Cash Flow and Share Repurchase Activity

During the year ended December 31, 2017, the company generated $341.1 million in operating cash flow, invested $53.4 million in capital expenditures, paid dividends of $50.9 million, and repurchased 665,095 shares for a total of $35.5 million.

At December 31, 2017, cash and short-term investments totaled $768.1 million, compared to $551.9 million at December 31, 2016.

At December 31, 2017, $378.4 million of cash and short-term investments were held by our foreign subsidiaries where a repatriation of those funds to the United States would have resulted in significant tax expense before the enactment of the TCJA.

In light of increased cash balances, strong cash flow generation in 2017, and our expectation under revised U.S. tax laws to repatriate approximately $200 million of cash currently held in foreign jurisdictions, the company has chosen to provide additional insight into priorities for use of cash, found in the "CFO Commentary on Fourth Quarter, Full Year 2017 Financial Results and 2018 Financial Outlook", available on the company's investor relations website: http://investor.columbia.com/results.cfm.

Consolidated inventories decreased 6 percent to $457.9 million at December 31, 2017 compared to $488.0 million at December 31, 2016.

As of December 31, 2017, approximately $137.9 million remained available under the current share repurchase authorization, which does not obligate the company to acquire any specific number of shares or to acquire shares over any specified period of time.

Dividend

The board of directors authorized a 16 percent increase in the regular quarterly dividend from $0.19 to $0.22 per share, payable on March 22, 2018 to shareholders of record on March 9, 2018.

Full Year 2018 Financial Outlook

All projections related to anticipated future results are forward-looking in nature and are subject to risks and uncertainties which may cause actual results to differ, perhaps materially. Projections are predicated on normal seasonal weather globally. In addition, our 2018 outlook assumes that current macro and market conditions in key markets do not worsen.

The company's annual net sales are weighted more heavily toward the Fall/Winter season, while operating expenses are more equally distributed throughout the year, resulting in a highly seasonal profitability pattern weighted toward the second half of the year.

The company currently expects 2018 net sales growth of approximately 5.5 to 7.5 percent, compared with 2017 net sales of $2.47 billion. The company expects non-GAAP net sales growth of approximately 4.0 to 6.0 percent, which excludes approximately $40 million in net sales associated with changes in revenue accounting standards.

The company expects full year 2018 gross margin to improve by up to 140 basis points and non-GAAP gross margin to improve by up to 60 basis points, excluding an approximately $40 million benefit to gross profit associated with changes in revenue accounting standards.

The company expects SG&A expenses to increase at a rate faster than net sales, resulting in approximately 170 to 190 basis point of SG&A expense deleverage, and non-GAAP SG&A expense deleverage of approximately 40 to 50 basis points, excluding approximately $40 million in SG&A expenses associated with changes in revenue accounting standards, and approximately $27 million in Project CONNECT program expenses and discrete costs.

Based on the above assumptions, the company expects 2018 operating income between approximately $263 million and $273 million, and non-GAAP operating income between approximately $290 million and $300 million, resulting in operating margin between approximately 10.1 percent and 10.3 percent, and non-GAAP operating margin between approximately 11.3 percent and 11.5 percent.

The change in revenue accounting standards is expected to have a 15 to 20 basis point negative effect on reported operating margin rate for 2018, but no effect on reported operating income.

The company expects an estimated full-year effective income tax rate of approximately 22 percent, which reflects a lower U.S. federal statutory income tax rate as a result of the TCJA and may be materially affected by further refinement of our 2017 TCJA provisional estimates as well as changes in our geographic mix of pre-tax income and other discrete events that may occur during the year.

The company expects 2018 net income between approximately $203 million and $211 million, and non-GAAP net income between approximately $224 million and $231 million, or diluted earnings per share between approximately $2.88 and $2.98, and non-GAAP diluted earnings per share between $3.17 and $3.27.

With respect to our 2018 financial outlook, non-GAAP financial measures exclude net sales of approximately $40 million, with an offsetting increase in SG&A expenses of approximately $40 million related to changes in revenue accounting standards, as well as Project CONNECT program expenses and discrete costs of approximately $27 million, $21 million net of tax, or $0.29 per diluted share.

A more detailed version of the company's fourth quarter and full year 2017 financial results and 2018 outlook can be found in the "CFO Commentary on Fourth Quarter, Full Year 2017 Financial Results and 2018 Financial Outlook", available on the company's investor relations website: http://investor.columbia.com/results.cfm.

CFO's Commentary on Fourth Quarter, Full Year 2017 Financial Results and 2018 Financial Outlook Available Online
At approximately 4:15 p.m. ET today, a commentary by Jim Swanson, Senior Vice President and Chief Financial Officer, reviewing the company's fourth quarter, full year 2017 financial results and 2018 financial outlook will be furnished to the SEC on Form 8-K and published on the company's website at http://investor.columbia.com/results.cfm. Analysts and investors are encouraged to review this commentary prior to participating in the conference call.

Conference Call
The company will host a conference call on Thursday, February 8, 2018 at 5:00 p.m. ET to review its fourth quarter and full year 2017 financial results and 2018 outlook. Dial 877-407-9205 to participate. The call will also be webcast live on the Investor Relations section of the company's website at http://investor.columbia.com where it will remain available until approximately February 8, 2019.

Supplemental Financial Information
Since Columbia Sportswear Company is a global company, the comparability of its operating results reported in U.S. Dollars is affected by foreign currency exchange rate fluctuations because the underlying currencies in which it transacts change in value over time compared to the U.S. Dollar. To supplement financial information reported in accordance with GAAP, the company discloses constant-currency net sales information, which is a non-GAAP financial measure, to provide a framework to assess how the business performed excluding the effects of changes in the exchange rates used to translate net sales generated in foreign currencies into U.S. Dollars. The company calculates constant-currency net sales by translating net sales in foreign currencies for the current period into U.S. Dollars at the exchange rates that were in effect during the comparable period of the prior year. Management believes that this non-GAAP financial measure reflects an additional and useful way of viewing an aspect of our operations that, when viewed in conjunction with our GAAP results, provides a more comprehensive understanding of our business and operations. In particular, investors may find the non-GAAP measures useful by reviewing our net sales results without the volatility in foreign currency exchange rates.  This non-GAAP financial measure also facilitates management's internal comparisons to our historical net sales results and comparisons to competitors' net sales results.

Additionally, this document includes references to other non-GAAP financial measures that exclude program expenses, discrete costs and associated tax effects related to Project CONNECT and TCJA-related income tax expense. The related tax effects of program expenses and discrete costs related to Project CONNECT were calculated using the respective statutory tax rates for applicable jurisdictions. In addition, non-GAAP financial measures in our 2018 financial outlook exclude increased net sales and offsetting increased SG&A expenses related to changes in revenue accounting standards that took effect beginning January 1, 2018. Management believes that these non-GAAP financial measures enable useful and meaningful comparisons of our operating performance from period to period because they exclude the effects of the aforementioned items above that may not be indicative of our core operating results.

These non-GAAP financial measures, including constant-currency net sales, should be viewed in addition to, and not in lieu of or superior to, our financial measures calculated in accordance with GAAP. The Company provides a reconciliation of non-GAAP measures to the most directly comparable financial measure calculated in accordance with GAAP. See "Supplemental Financial Information" tables included below. The non-GAAP financial measures and constant-currency information presented may not be comparable to similarly titled measures reported by other companies.

Forward-Looking Statements
This document contains forward-looking statements within the meaning of the federal securities laws, including statements regarding anticipated results, net sales and net sales growth, gross margin, operating expenses, licensing income, operating income, operating margins, net income, earnings per share, income tax rates and the effects of tax reform, SG&A expenses, including deleverage and SG&A expenses associated with changes in revenue accounting standards, and Project CONNECT program expenses and discrete costs, projected growth or decline in specific geographies and brands, the effect of changes in revenue accounting standards on our financial results, and our ability to adapt our business and realize the anticipated benefits of our investments in our strategic priorities. Forward-looking statements often use words such as "will," "anticipate," "estimate," "expect," "should", and "may" and other words and terms of similar meaning or reference future dates. The company's expectations, beliefs and projections are expressed in good faith and are believed to have a reasonable basis; however, each forward-looking statement involves a number of risks and uncertainties, including those set forth in this document, those described in the company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q under the heading "Risk Factors," and those that have been or may be described in other reports filed by the company, including reports on Form 8-K. Potential risks and uncertainties that may affect our future revenues, earnings and performance and could cause the actual results of operations or financial condition of the company to differ materially from the anticipated results expressed or implied by forward-looking statements in this document include: loss of key customer accounts; our ability to effectively implement IT infrastructure and business process initiatives and to maintain the strength and security of our IT systems; the effects of unseasonable weather, including global climate change; trends affecting consumer traffic and spending in DTC; our ability to implement our growth strategy; unfavorable economic conditions generally, the financial health of our customers and changes in the level of consumer spending, apparel preferences and fashion trends; changes in international, federal or state tax, labor and other laws and regulations that affect our business, including changes in corporate tax rates or increasing wage rates; the effects of the TCJA, including related changes to our tax obligations and effective tax rate in future periods, as well as future changes to related provisional tax expense recorded in 2017; volatility in global production and transportation costs and capacity; risks inherent in doing business in foreign markets, including fluctuations in currency exchange rates; our ability to attract and retain key personnel; risks associated with our joint venture; higher than expected rates of order cancellations; increased consolidation of our wholesale customers;

our ability to effectively source and deliver our products to customers in a timely manner; our dependence on independent manufacturers and suppliers and our ability to source finished products and components at competitive prices from them; the effectiveness of our sales and marketing efforts; intense competition in the industry; business disruptions and acts of terrorism, cyber-attacks or military activities around the globe; our ability to establish and protect our intellectual property; the seasonality of our business; and our ability to develop innovative products. The company cautions that forward-looking statements are inherently less reliable than historical information. The company does not undertake any duty to update any of the forward-looking statements after the date of this document to conform them to actual results or to reflect changes in events, circumstances or its expectations. New factors emerge from time to time and it is not possible for the company to predict or assess the effects of all such factors or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement.

First Quarter 2018 Reporting Schedule
Columbia Sportswear plans to report first quarter 2018 financial results on Thursday, April 26, 2018 at approximately 4:00 p.m. ET. Following issuance of the earnings release, a commentary reviewing the results will be furnished to the SEC on Form 8-K and published on the investor relations section of the company's website at http://investor.columbia.com/results.cfm. A public webcast of Columbia's earnings conference call will follow at 5:00 p.m. ET at www.columbia.com. To receive email notification of future announcements, please visit http://investor.columbia.com/events.cfm and register for E-Mail Alerts.

About Columbia Sportswear Company
Columbia Sportswear Company has assembled a portfolio of brands for active lives, making it a leader in the global active lifestyle apparel, footwear, accessories and equipment industry. Founded in 1938 in Portland, Oregon, the company's brands are today sold in approximately 90 countries. In addition to the Columbia® brand, Columbia Sportswear Company also owns the Mountain Hardwear®, SOREL®, and prAna® brands. To learn more, please visit the company's websites at www.columbia.com, www.mountainhardwear.com, www.SOREL.com, and www.prana.com.

- Financial tables follow -

COLUMBIA SPORTSWEAR COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	December 31,
	2017	2016
Current Assets:
Cash and cash equivalents	$673,166	$551,389
Short-term investments	94,983	472
Accounts receivable, net	364,862	333,678
Inventories	457,927	487,997
Prepaid expenses and other current assets	58,559	38,487
Total current assets	1,649,497	1,412,023

Property, plant, and equipment, net	281,394	279,650
Intangible assets, net	129,555	133,438
Goodwill	68,594	68,594
Deferred income taxes	56,804	92,494
Other non-current assets	27,058	27,695
Total assets	$2,212,902	$2,013,894

Current Liabilities:
Accounts payable	$252,301	$215,048
Accrued liabilities	182,228	142,158
Income taxes payable	19,107	5,645
Total current liabilities	453,636	362,851

Note payable to related party	—	14,053
Other long-term liabilities	48,735	42,622
Income taxes payable	58,104	12,710
Deferred income taxes	168	147
Total liabilities	560,643	432,383

Equity:
Columbia Sportswear Company shareholders' equity	1,621,951	1,560,820
Non-controlling interest	30,308	20,691
Total equity	1,652,259	1,581,511

Total liabilities and equity	$2,212,902	$2,013,894

COLUMBIA SPORTSWEAR COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
Net sales	$776,041	$717,450	$2,466,105	$2,377,045
Cost of sales	404,598	379,775	1,306,143	1,266,697
Gross profit	371,443	337,675	1,159,962	1,110,348
	47.9%	47.1%	47.0%	46.7%

Selling, general and administrative expenses	267,035	241,241	910,894	864,084
Net licensing income	4,954	3,965	13,901	10,244
Income from operations	109,362	100,399	262,969	256,508

Interest income, net	1,275	427	4,515	2,003
Interest expense on note payable to related party	—	(262)	(429)	(1,041)
Other non-operating income (expense)	(524)	164	(321)	(572)
Income before income tax	110,113	100,728	266,734	256,898

Income tax expense	(116,469)	(15,162)	(154,419)	(58,459)
Net income (loss)	(6,356)	85,566	112,315	198,439
Net income attributable to non-controlling interest	716	851	7,192	6,541
Net income (loss) attributable to Columbia Sportswear Company	$(7,072)	$84,715	$105,123	$191,898

Earnings (loss) per share attributable to Columbia Sportswear Company:
Basic	$(0.10)	$1.21	$1.51	$2.75
Diluted	(0.10)	1.20	1.49	2.72
Weighted average shares outstanding:
Basic	69,940	69,835	69,759	69,683
Diluted	69,940	70,725	70,453	70,632

COLUMBIA SPORTSWEAR COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Twelve Months Ended December 31,
	2017	2016
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$112,315	$198,439
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	59,945	60,016
Loss on disposal or impairment of property, plant, and equipment	1,927	4,805
Deferred income taxes	44,851	(19,178)
Stock-based compensation	11,286	10,986
Changes in operating assets and liabilities:
Accounts receivable	(24,197)	36,710
Inventories	46,662	(18,777)
Prepaid expenses and other current assets	(19,241)	(5,452)
Other assets	931	(5,948)
Accounts payable	30,568	1,483
Accrued liabilities	11,581	4,847
Income taxes payable	58,702	4,768
Other liabilities	5,798	2,468
Net cash provided by operating activities	341,128	275,167

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of short-term investments	(130,993)	(21,263)
Sales of short-term investments	36,282	21,263
Capital expenditures	(53,352)	(49,987)
Proceeds from sale of property, plant, and equipment	279	97
Net cash used in investing activities	(147,784)	(49,890)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from credit facilities	3,374	62,885
Repayments on credit facilities	(3,374)	(64,825)
Proceeds from issuance of common stock under employee stock plans	19,946	13,167
Tax payments related to restricted stock unit issuances	(3,662)	(5,117)
Repurchase of common stock	(35,542)	(11)
Cash dividends paid	(50,909)	(48,122)
Payment of related party note payable	(14,236)	—
Net cash used in financing activities	(84,403)	(42,023)

NET EFFECT OF EXCHANGE RATE CHANGES ON CASH	12,836	(1,635)
NET INCREASE IN CASH AND CASH EQUIVALENTS	121,777	181,619

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	551,389	369,770
CASH AND CASH EQUIVALENTS, END OF YEAR	$673,166	$551,389

SUPPLEMENTAL DISCLOSURES OF NON-CASH INVESTING ACTIVITIES:
Capital expenditures incurred but not yet paid	$3,188	$2,710

COLUMBIA SPORTSWEAR COMPANY
Supplemental Financial Information
Reconciliation of GAAP to Non-GAAP Financial Measures
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended December 31, 2017
	GAAP Measures (As Reported)	Adjust for Project CONNECT Costs(1)	Adjust for Effects of the TCJA(2)	Non-GAAP Measures
Net sales	$776,041	$—	$—	$776,041
Cost of sales	404,598	—	—	404,598
Gross profit	371,443	—	—	371,443
Selling, general and administrative expenses	267,035	(6,265)	—	260,770
Net licensing income	4,954	—	—	4,954
Income from operations	109,362	6,265	—	115,627
Non-operating income, net	751	—	—	751
Income before income tax	110,113	6,265	—	116,378
Income tax expense	(116,469)	(2,318)	95,611	(23,176)
Net income (loss)	(6,356)	3,947	95,611	93,202
Net income attributable to non-controlling interest	716	—	—	716
Net income (loss) attributable to Columbia Sportswear Company	$(7,072)	$3,947	$95,611	$92,486
Earnings (loss) per share attributable to Columbia Sportswear Company:
Basic	$(0.10)			$1.32
Diluted	(0.10)			1.31
Weighted average shares outstanding:
Basic	69,940			69,940
Diluted	69,940			70,594
(1) Amounts reflect professional fees, severance and other program expenses related to Project CONNECT that we believe are incremental to our ongoing operations. The related tax effects of these charges were calculated using the respective statutory tax rates for applicable jurisdictions.
(2) Amounts reflect a provisional income tax expense of $95.6 million recorded during the fourth quarter of 2017 in connection with the TCJA.

COLUMBIA SPORTSWEAR COMPANY
Supplemental Financial Information
Reconciliation of GAAP to Non-GAAP Financial Measures
(In thousands, except per share amounts)
(Unaudited)

	Twelve Months Ended December 31, 2017
	GAAP Measures (As Reported)	Adjust for Project CONNECT Costs(1)	Adjust for Effects of the TCJA(2)	Non-GAAP Measures
Net sales	$2,466,105	$—	$—	$2,466,105
Cost of sales	1,306,143	—	—	1,306,143
Gross profit	1,159,962	—	—	1,159,962
Selling, general and administrative expenses	910,894	(14,878)	—	896,016
Net licensing income	13,901	—	—	13,901
Income from operations	262,969	14,878	—	277,847
Non-operating income, net	3,765	—	—	3,765
Income before income tax	266,734	14,878	—	281,612
Income tax expense	(154,419)	(5,505)	95,611	(64,313)
Net income	112,315	9,373	95,611	217,299
Net income attributable to non-controlling interest	7,192	—	—	7,192
Net income attributable to Columbia Sportswear Company	$105,123	$9,373	$95,611	$210,107
Earnings per share attributable to Columbia Sportswear Company:
Basic	$1.51			$3.01
Diluted	1.49			2.98
Weighted average shares outstanding:
Basic	69,759			69,759
Diluted	70,453			70,453
(1) Amounts reflect professional fees, severance and other program expenses related to Project CONNECT that we believe are incremental to our ongoing operations. The related tax effects of these charges were calculated using the respective statutory tax rates for applicable jurisdictions.
(2) Amounts reflect a provisional income tax expense of $95.6 million recorded during the fourth quarter of 2017 in connection with the TCJA.

COLUMBIA SPORTSWEAR COMPANY
Supplemental Financial Information
Reconciliation of GAAP to Non-GAAP Full Year 2018 Financial Outlook
(Unaudited)

Full Year 2018 Financial Outlook
	GAAP Measures	Adjust for Project CONNECT Costs(1)	Adjust for effect of ASC 606 Adoption(3)	Non-GAAP Measures
Net sales growth	5.5% to 7.5%	—	($40) million	4.0% to 6.0%
Gross margin expansion	up to 140 bps	—	($40) million	up to 60 bps
SG&A expense deleverage	170 bps to 190 bps	($27) million	($40) million	40 bps to 50 bps
Income from operations	$263 to $273 million	$27 million	—	$290 to $300 million
Operating margin	10.1% to 10.3%	—	—	11.3% to 11.5%
Licensing Income	up to $13.5 million	—	—	up to $13.5 million
Effective income tax rate	approximately 22%(4)	—	—	approximately 22%(4)
Net income	$203 to $211 million	$21 million	—	$224 to $231 million
Diluted earnings per share	$2.88 to $2.98	$0.29	—	$3.17 to $3.27
(1) Amounts reflect professional fees, severance and other program expenses related to Project CONNECT that we believe are incremental to our ongoing operations. The related tax effects of these charges were calculated using the respective statutory tax rates for applicable jurisdictions.
(3) In fiscal year 2018, the Company will adopt new revenue accounting guidance, Accounting Standards Codification Topic 606 (ASC 606), which changes the presentation of fees paid to third parties in conjunction with certain concession-based retail arrangements. These fees have historically been recognized in net sales, and will be classified as a component of selling, general and administrative expense upon adopting ASC 606. As a result, the Company's non-GAAP Full Year 2018 Financial Outlook adjusts for the approximate $40 million revenue gross-up and offsetting $40 million increase in selling, general and administrative expense resulting from the adoption ASC 606 to enable meaningful comparisons of our operating performance compared to fiscal year 2017.
(4) The Company's Full Year 2018 Financial Outlook anticipates an estimated full year effective income tax rate of approximately 22 percent, which may be affected by further refinement of our 2017 provisional TCJA estimates as well as changes in our geographic mix of pre-tax income and other discrete events that may occur during the year.

COLUMBIA SPORTSWEAR COMPANY
Supplemental Financial Information
Reconciliation of GAAP to Non-GAAP Constant-currency Net Sales Growth
(In millions, except percentage changes)
(Unaudited)

	Three Months Ended December 31,
		Adjust for	Constant-			Constant-
	Reported	Foreign	currency	Reported	Reported	currency
	Net Sales	Currency	Net Sales	Net Sales	Net Sales	Net Sales
	2017	Translation	2017(5)	2016	% Change	% Change(5)
Geographical Net Sales:
United States	$492.6	$—	$492.6	$455.4	8%	8%
LAAP	154.3	1.4	155.7	151.9	2%	3%
EMEA	83.5	(3.5)	80.0	70.1	19%	14%
Canada	45.6	(2.1)	43.5	40.0	14%	9%
Total	$776.0	$(4.2)	$771.8	$717.4	8%	8%

Brand Net Sales:
Columbia	$602.4	$(2.8)	$599.6	$552.3	9%	9%
SOREL	113.9	(1.3)	112.6	103.8	10%	8%
prAna	30.4	—	30.4	28.2	8%	8%
Mountain Hardwear	28.4	(0.2)	28.2	31.3	(9)%	(10)%
Other	0.9	0.1	1.0	1.8	(50)%	(44)%
Total	$776.0	$(4.2)	$771.8	$717.4	8%	8%

Categorical Net Sales:
Apparel, Accessories and Equipment	$578.3	$(2.7)	$575.6	$535.8	8%	7%
Footwear	197.7	(1.5)	196.2	181.6	9%	8%
Total	$776.0	$(4.2)	$771.8	$717.4	8%	8%
(5) Constant-currency net sales information is a non-GAAP financial measure, which excludes the effect of changes in foreign currency exchange rates against the U.S. dollar between comparable reporting periods. We calculate constant-currency net sales by translating net sales in foreign currencies for the current period into U.S. dollars at the exchange rates that were in effect during the comparable period of the prior year.

COLUMBIA SPORTSWEAR COMPANY
Supplemental Financial Information
Reconciliation of GAAP to Non-GAAP Constant-currency Net Sales Growth
(In millions, except percentage changes)
(Unaudited)

	Twelve Months Ended December,
		Adjust for	Constant-			Constant-
	Reported	Foreign	currency	Reported	Reported	currency
	Net Sales	Currency	Net Sales	Net Sales	Net Sales	Net Sales
	2017	Translation	2017(5)	2016	% Change	% Change(5)
Geographical Net Sales:
United States	$1,520.0	$—	$1,520.0	$1,505.2	1%	1%
LAAP	475.1	6.3	481.4	453.7	5%	6%
EMEA	293.7	(4.9)	288.8	253.5	16%	14%
Canada	177.3	(5.6)	171.7	164.6	8%	4%
Total	$2,466.1	$(4.2)	$2,461.9	$2,377.0	4%	4%

Brand Net Sales:
Columbia	$1,990.3	$(1.4)	$1,988.9	$1,910.1	4%	4%
SOREL	228.8	(2.6)	226.2	213.0	7%	6%
prAna	140.9	—	140.9	139.9	1%	1%
Mountain Hardwear	101.6	(0.3)	101.3	104.0	(2)%	(3)%
Other	4.5	0.1	4.6	10.0	(55)%	(54)%
Total	$2,466.1	$(4.2)	$2,461.9	$2,377.0	4%	4%

Categorical Net Sales:
Apparel, Accessories and Equipment	$1,928.0	$(2.5)	$1,925.5	$1,865.4	3%	3%
Footwear	538.1	(1.7)	536.4	511.6	5%	5%
Total	$2,466.1	$(4.2)	$2,461.9	$2,377.0	4%	4%
(5) Constant-currency net sales information is a non-GAAP financial measure, which excludes the effect of changes in foreign currency exchange rates against the U.S. dollar between comparable reporting periods. We calculate constant-currency net sales by translating net sales in foreign currencies for the current period into U.S. dollars at the exchange rates that were in effect during the comparable period of the prior year.